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                                                               Exhibit 11.1

                               NEWFIELD EXPLORATION COMPANY

                        COMPUTATION OF EARNINGS PER COMMON SHARE
              (In thousands of dollars, except share and per share amounts)


                                                    Three Months Ended
                                                        March 31,
                                                 --------------------------
                                                     1997          1996
                                                 ------------  ------------
Net income for earnings per share                $    11,887   $     7,929
                                                 ============  ============
Earnings per common share                        $      0.32   $      0.22
                                                 ============  ============

Calculation of weighted
  average shares outstanding:

     Common stock, weighted average               35,249,962    34,520,124
     Common stock equivalents                      2,424,205     2,263,760
                                                 ------------  ------------
     Total common stock and equivalents
     outstanding for earnings per
     common share                                 37,674,167    36,783,884
                                                 ============  ============